Exhibit 99.1

25 August 2013

Susan Johnson, Vice President and Secretary Treasurer
E-Waste Systems, Inc.
101 First St. #493
Los Altos, CA  94022

RE:  Share Exchange Program

Dear Susan,

Pursuant to our previously announced intent, I hereby agree with the Company to surrender 50,000,000 shares of common stock previously issued to me and to exchange them for the following securities of the Company:

1.	175,000 Series B Preferred Shares, and
2.	51,000,000 Fully Paid Common Stock options

As part of this exchange, I consent to the following:

1.	not to exercise any conversion of the Preferred Shares in EWSI into common stock, and/or
2.	not to exercise the issuance of the common shares against the options until the earlier of
a.	the end of the second quarter of 2014, or
b.	when the EWSI common stock closing price meets or exceeds $0.20/share over any 10 consecutive business days.

Please confirm your acceptance of these terms.  Upon your confirmation, the common shares will be delivered to the transfer agent of the Company for cancellation.

Accepted and Confirmed on behalf of:

Martin Nielson	E-Waste Systems, Inc. (the Company)

/s/ Martin Nielson	/s/ Susan Johnson
Martin Nielson	Susan Johnson, Vice President and Secretary/Treasurer

CC:  Cynthia Bitting, Corporate Counsel

OTCQB:  EWSI <London < Los Angeles < Shanghai< www.ewastesystems.com